UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BRILLIANT ACQUISITION CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

EXPLANATORY NOTE

On January 3, 2023, Brilliant Acquisition Corporation (the “Company,” “we,” “our” or “us”) filed with the Securities and Exchange Commission a definitive proxy statement for the Special Meeting of Shareholders to be held on January 19, 2023 at 10:00 a.m. EST (the “Definitive Proxy Statement”). The Company is filing these definitive additional proxy materials on January 17, 2023, to amend and supplement certain information in the Definitive Proxy Statement. No other information in the Definitive Proxy Statement has been revised, supplemented, updated or amended.

SUPPLEMENT TO PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF BRILLIANT ACQUISITION CORPORATION

TO BE HELD ON JANUARY 19, 2023

The following disclosure updates certain information in the Definitive Proxy Statement as set forth below.

Except as amended and supplemented below, all other information in the Definitive Proxy Statement remains unchanged. The updated disclosures should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. Terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

Increase in Monthly Extension Amount

The Top-up Amount set forth in the Definitive Proxy Statement is hereby increased to an amount equal to $0.0525 per Public Share outstanding from an amount equal to $0.04 per Public Share outstanding. As a result, for each monthly Extension, the Company shall deposit into the Trust Fund an amount equal to $0.0525 per Public Share outstanding on or prior to the Deadline or the Deadline as extended by any monthly Extension period validly exercised pursuant to the Amended Articles.

Nisun Investment Holding Limited (the “Sponsor”) has agreed that if the Extension Amendment Proposal is approved, it or its affiliates or designees will contribute to the Company as a loan (a “Contribution”) $0.0525 for each ordinary share of the Company issued in our IPO (the “Public Shares”) that remains outstanding and is not redeemed in connection with the shareholder vote to approve the Extension Amendment Proposal, for each Extension validly exercised. As of the date hereof, there is approximately $6.1 million in the Trust Account. On each occasion that the Company extends, the Sponsor or its affiliates or designees would make a Contribution of approximately $29,700 or an aggregate of $89,100 (assuming no Public Shares are redeemed) if each of the three Extension Periods are exercised. The Contribution for the first Extension Period will be deposited in the Trust Account on or about the day of the approval of the Extension Amendment. If the Extension Amendment is approved and only one Extension is completed, the redemption price per share at the meeting for the Company’s initial business combination or the Company’s subsequent liquidation will be approximately $10.77 per share. If the Extension Amendment is approved and two Extensions are completed, the redemption price per share at the meeting for the Company’s initial business combination or the Company’s subsequent liquidation will be approximately $10.82 per share. If the Extension Amendment is approved and three Extensions are completed, the redemption price per share at the meeting for the Company’s initial business combination or the Company’s subsequent liquidation will be approximately $10.88 per share, in comparison to the current redemption price of approximately $10.72 per share. Our Sponsor, or its affiliate or designee, will not make any Contribution unless the Extension Amendment is approved and an Extension is completed. All Contributions will not bear any interest and will be repayable by the Company upon consummation of an initial business combination. The loans will be forgiven if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the Trust Account. If the Company’s board of directors determines that the Company will not be able to consummate an initial business combination by the Deadline, as the same may be extended until the Extended Termination Date, the Company would wind up the Company’s affairs and redeem 100% of the outstanding public shares in accordance with the same procedures set forth below that would be applicable if the Extension Amendment proposal is not approved.